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                                                Filed Pursuant to rule 424(b)(1)
                                                Registration Number 333-87269

[LOGO]
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534,815 SHARES
COMMON STOCK
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Waste Connections, Inc. is a regional, integrated solid waste services company that provides solid waste collection, transfer, disposal and recycling services in secondary markets of the Western U.S. Certain of our current stockholders are offering 534,815 shares of common stock.

The prices at which the selling stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. Waste Connections will not receive any proceeds from the sale of the shares.

Our common stock is traded on the Nasdaq National Market under the symbol "WCNX." On September 16, 1999, the last reported sale price of our common stock on the Nasdaq National Market was $19.6875 per share.

INVESTING IN THE COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Prospectus dated September 28, 1999.
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                               WASTE CONNECTIONS

     Waste Connections is a regional, integrated solid waste services company that provides solid waste collection, transfer, disposal and recycling services in secondary markets of the Western U.S.

     Waste Connections' executive offices are located at 2260 Douglas Boulevard, Suite 280, Roseville, California 95661. Our telephone number is (916) 772-2221.

This prospectus contains registered service marks, trademarks and trade names of Waste Connections, including the Waste Connections, Inc. name and logo.

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                                  RISK FACTORS

     You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.

     Any or all of the following risks could materially and adversely affect our business, financial condition and results of operations. As a result, the trading price of our common stock could decline, and you may lose all or part of your investment.

     This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of the risks described below and elsewhere in this prospectus and other factors that we cannot now foresee.

WE MAY HAVE DIFFICULTY EXECUTING OUR GROWTH STRATEGY

     Our growth strategy includes expanding through acquisitions, acquiring additional exclusive arrangements and generating internal growth. Whether we can execute our growth strategy depends on several factors, including the success of existing and emerging competition, the availability of acquisition candidates, our ability to maintain profit margins in the face of competitive pressures, our ability to continue to recruit, train and retain qualified employees, the strength of demand for our services and the availability of capital to support our growth.

RAPID GROWTH MAY STRAIN OUR MANAGEMENT, OPERATIONAL, FINANCIAL AND OTHER
RESOURCES

     From inception through September 15, 1999, we acquired 90 solid waste services related businesses. To maintain and manage our growth, we will need to expand our management information systems capabilities and our operational and financial systems and controls. We will also need to attract, train, motivate, retain and manage additional senior managers, technical professionals and other employees. Failure to do any of these things would materially and adversely affect our business and financial results.

OUR GROWTH AND FUTURE FINANCIAL PERFORMANCE DEPEND SIGNIFICANTLY ON OUR ABILITY TO INTEGRATE ACQUIRED BUSINESSES INTO OUR ORGANIZATION AND OPERATIONS

     Part of our strategy is to achieve economies of scale and operating efficiencies by growing through acquisitions. We may not achieve these goals unless we effectively combine the operations of acquired businesses with our existing operations. Our senior management team may not be able to integrate our completed and future acquisitions. Any difficulties we encounter in the integration process could materially and adversely affect our business and financial results.

OUR GROWTH MAY BE LIMITED BY THE INABILITY TO MAKE ACQUISITIONS ON ATTRACTIVE TERMS

     Although we have identified numerous acquisition candidates that we believe are suitable, we may not be able to acquire them at prices or on terms and conditions favorable to us. As a result, our growth would be limited.

WE COMPETE FOR ACQUISITION CANDIDATES WITH OTHER PURCHASERS, SOME OF WHICH HAVE GREATER FINANCIAL RESOURCES THAN WASTE CONNECTIONS

     Other companies have adopted or will probably adopt our strategy of acquiring and consolidating regional and local businesses. We expect that increased consolidation in the solid waste services industry will increase competitive pressures. Increased competition for acquisition candidates may make fewer acquisition opportunities available to us, and may cause us to

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make acquisitions on less attractive terms, such as higher purchase prices.
Acquisition costs may increase to levels beyond our financial capability or to levels that would adversely affect our operating results and financial condition. Our ongoing ability to make acquisitions will depend in part on the relative attractiveness of our common stock as consideration for potential acquisition candidates. This attractiveness may depend largely on the relative market price and capital appreciation prospects of our common stock compared to the stock of our competitors. If the market price of our common stock were to decline materially over a prolonged period of time, we may find it difficult to make acquisitions on attractive terms.

TIMING AND STRUCTURE OF ACQUISITIONS MAY CAUSE FLUCTUATIONS IN OUR QUARTERLY RESULTS

     We are not always able to control the timing of our acquisitions. Obtaining third party consents and regulatory approvals, completing due diligence on the acquired businesses, and finalizing transaction terms and documents are not entirely within our control and may take longer than we anticipate, causing certain transactions to be delayed. Our inability to complete acquisitions in the time frames that we expect may adversely affect our business, financial condition and operating results. In addition, whether we account for an acquisition using the purchase or the pooling-of-interests method determines how the acquisition affects our financial results.

WE HAVE ONLY A LIMITED OPERATING HISTORY FROM WHICH YOU MAY EVALUATE OUR BUSINESS AND PROSPECTS

     Waste Connections was formed in September 1997 and commenced operations on October 1, 1997. Accordingly, you should consider the disclosures about Waste Connections in this prospectus in light of the risks, expenses and difficulties that companies frequently encounter in their early stages of development. Our senior management team may not be able to manage Waste Connections successfully or to implement our operating and growth strategies.

WE MAY BE UNABLE TO COMPETE EFFECTIVELY WITH GOVERNMENTAL SERVICE PROVIDERS AND LARGER AND BETTER CAPITALIZED COMPANIES

     Our industry is highly competitive and fragmented and requires substantial labor and capital resources. Some of the markets in which we compete or will likely compete are served by one or more large, national solid waste companies, as well as by numerous regional and local solid waste companies of varying sizes and resources, some of which have accumulated substantial goodwill in their markets. We also compete with counties, municipalities and solid waste districts that maintain their own waste collection and disposal operations. These operators may have financial advantages over Waste Connections because of their access to user fees and similar charges, tax revenues and tax-exempt financing. Some of our competitors may also be better capitalized, have greater name recognition or be able to provide services at a lower cost than Waste Connections.

WE MAY LOSE CONTRACTS THROUGH COMPETITIVE BIDDING, EARLY TERMINATION OR GOVERNMENTAL ACTION

     We derive a substantial portion of our revenue from services provided under exclusive municipal contracts, franchise agreements and governmental certificates. Many of these will be subject to competitive bidding at some time in the future. We also intend to bid on additional municipal contracts and franchise agreements. However, we may not be the successful bidder. In addition, some of our customers may terminate their contracts with us before the end of the contract term. Municipalities in Washington may by law annex unincorporated territory, which would remove such territory from the area covered by governmental certificates issued to us by the Washington Utilities and Transportation Commission (the "WUTC"). Annexation would

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reduce the areas covered by our governmental certificates and subject more of our Washington operations to competitive bidding in the future. Moreover, legislative action could amend or repeal the laws governing governmental certificates, which could materially and adversely affect Waste Connections. If we were not able to replace revenues from contracts lost through competitive bidding or early termination or from the renegotiation of existing contracts with other revenues within a reasonable time period, the lost revenues could materially and adversely affect our business and financial results.

WE MAY NOT HAVE ENOUGH CAPITAL OR BE ABLE TO RAISE ENOUGH ADDITIONAL CAPITAL ON SATISFACTORY TERMS TO MEET OUR CAPITAL REQUIREMENTS

     Continued growth will require additional capital. We expect to finance future acquisitions through cash from operations, borrowings under our credit facility, issuing additional equity or debt securities and/or seller financing. As of September 15, 1999, approximately $206.7 million was outstanding under our credit facility. If acquisition candidates are unwilling to accept, or we are unwilling to issue, shares of our common stock as part of the consideration for acquisitions or if our common stock does not maintain a sufficient market value, we may have to use more of our cash or borrowings under our credit facility to fund acquisitions. Using cash for acquisitions limits our financial flexibility and makes us more likely to seek additional capital through future debt or equity financings. If available cash from operations and borrowings under the credit facility are not sufficient to fund acquisitions, we will need additional equity and/or debt financing. If we seek more debt, we may have to agree to financial covenants that limit our operational and financial flexibility. If we seek more equity, we may dilute the ownership interests of our then-existing stockholders. We will also need to make substantial capital expenditures to develop or acquire new landfills, transfer stations and other facilities and to maintain such properties.

WE DEPEND SIGNIFICANTLY ON THE SERVICES OF THE MEMBERS OF OUR SENIOR MANAGEMENT TEAM, AND THE DEPARTURE OF ANY OF THOSE PERSONS MIGHT MATERIALLY AND ADVERSELY AFFECT OUR BUSINESS AND FINANCIAL RESULTS

     We currently maintain "key man" life insurance for Ronald J. Mittelstaedt, the President, Chief Executive Officer and Chairman, in the amount of $3 million. Key members of our management have entered into employment agreements with Waste Connections with terms ranging from three to five years. We may not be able to enforce these agreements.

THE GEOGRAPHIC CONCENTRATION OF OUR BUSINESS MAKES OUR OPERATING RESULTS VULNERABLE TO DOWNTURNS IN REGIONAL ECONOMIES

     We operate in 13 states: California, Idaho, Kansas, Minnesota, Nebraska, New Mexico, Oklahoma, Oregon, South Dakota, Texas, Utah, Washington and Wyoming. We expect to focus our operations on the Western U.S. for at least the foreseeable future. We estimate that more than 45% of our revenues for the six months ended June 30, 1999 were derived from services provided in Washington, although we expect this percentage to be reduced by the acquisitions we completed in the second quarter and to date in the third quarter of 1999. Our business and financial results would be harmed by downturns in the general economy of the Western U.S., particularly in Washington, and other factors affecting the region, such as state regulations affecting the solid waste services industry and severe weather conditions. We may not complete enough acquisitions in other markets to lessen our geographic concentration.

SEASONAL FLUCTUATIONS MAY ADVERSELY AFFECT OUR BUSINESS AND FINANCIAL RESULTS

     Based on historic trends experienced by the businesses we have acquired, we expect our operating results to vary seasonally, with revenues typically lowest in the first quarter, higher in the second and third quarters, and lower in the fourth quarter than in the second and third quarters. This seasonality reflects the lower volume of solid waste generated during the late fall, winter and early spring months because of decreased construction and demolition activities

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during the winter months in the Western U.S. In addition, some of our operating costs should be generally higher in the winter months. Adverse winter weather conditions slow waste collection activities, resulting in higher labor and operational costs. Greater precipitation in the winter increases the weight of collected waste, resulting in higher disposal costs, which are calculated on a per ton basis. Because of these factors, we expect operating income to be generally lower in the winter months.

EXTENSIVE AND EVOLVING ENVIRONMENTAL LAWS AND REGULATIONS MAY ADVERSELY AFFECT OUR BUSINESS

     Environmental laws and regulations have been enforced more and more stringently in recent years because of greater public interest in protecting the environment. These laws and regulations impose substantial costs on Waste Connections and affect our business in many ways, including as described below. In addition, federal, state and local governments may change the rights they grant to and the restrictions they impose on solid waste services companies, and such changes could have a material adverse effect on Waste Connections.

     - WE MAY BE UNABLE TO OBTAIN AND MAINTAIN LICENSES OR PERMITS AND ZONING, ENVIRONMENTAL AND/OR OTHER LAND USE APPROVALS THAT WE NEED TO OWN AND OPERATE OUR LANDFILLS

       These licenses or permits and approvals are difficult and time-consuming to obtain and renew, and elected officials and citizens' groups frequently oppose them. Failure to obtain and maintain the permits and approvals we need to own or operate landfills (including increasing their capacity) could materially and adversely affect our business and financial condition.

     - EXTENSIVE REGULATIONS THAT GOVERN THE DESIGN, OPERATION AND CLOSURE OF LANDFILLS MAY ADVERSELY AFFECT OUR BUSINESS

       These regulations include the regulations ("Subtitle D Regulations") that establish minimum federal requirements adopted by the U.S. Environmental Protection Agency in October 1991 under Subtitle D of the Resource Conservation and Recovery Act of 1976. If Waste Connections fails to comply with these regulations, we could be required to undertake investigatory or remedial activities, curtail operations or close a landfill temporarily or permanently. Future changes to these regulations may require us to modify, supplement or replace equipment or facilities at substantial costs. If regulatory agencies fail to enforce these regulations vigorously or consistently, our competitors whose facilities do not comply with the Subtitle D Regulations or their state counterparts may obtain an advantage over us. Our financial obligations arising from any failure to comply with these regulations could materially and adversely affect our business and financial results.

     - WE MAY BE SUBJECT IN THE NORMAL COURSE OF BUSINESS TO JUDICIAL AND ADMINISTRATIVE PROCEEDINGS INVOLVING FEDERAL, STATE OR LOCAL AGENCIES OR CITIZENS' GROUPS, WHICH COULD ADVERSELY AFFECT OUR BUSINESS

       Governmental agencies may impose fines or penalties on us. They may also attempt to revoke or deny renewal of our operating permits, franchises or licenses for violations or alleged violations of environmental laws or regulations, or to require us to remediate potential environmental problems relating to waste that we or our predecessors collected, transported, disposed of or stored. Individuals or community groups might also bring actions against us in connection with our operations. Any adverse outcome in these proceedings could have a material adverse effect on our business and financial results and create adverse publicity about Waste Connections.

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     - WE MAY INCUR LIABILITIES FOR ENVIRONMENTAL DAMAGE

       We are liable for any environmental damage that our solid waste facilities cause, including damage to neighboring landowners or residents, particularly as a result of the contamination of soil, groundwater or surface water, and especially drinking water. We may be liable for damage resulting from conditions existing before we acquired these facilities. We may also be liable for any off-site environmental contamination caused by pollutants or hazardous substances whose transportation, treatment or disposal that we or our predecessors arranged. Any substantial liability for environmental damage could materially and adversely affect our business and financial results.

EACH BUSINESS THAT WE ACQUIRE OR HAVE ACQUIRED MAY HAVE LIABILITIES THAT WE FAIL OR ARE UNABLE TO DISCOVER, INCLUDING LIABILITIES THAT ARISE FROM PRIOR OWNERS' FAILURE TO COMPLY WITH ENVIRONMENTAL LAWS

     As a successor owner, we may be legally responsible for these liabilities. Even if we obtain legally enforceable representations, warranties and indemnities from the sellers of such businesses, they may not cover fully the liabilities. Some environmental liabilities, even if we do not expressly assume them, may be imposed on Waste Connections under various legal theories. Our insurance program does not cover liabilities associated with any environmental cleanup or remediation of our own sites. A successful uninsured claim against Waste Connections could materially and adversely affect our business and financial results.

OUR GROWTH MAY BE LIMITED BY THE INABILITY TO OBTAIN NEW LANDFILLS AND EXPAND EXISTING ONES

     We currently own and operate seven landfills and operate five other landfills. Our ability to meet our growth objectives may depend in part on our ability to acquire, lease and expand landfills and develop new landfill sites. We may not be able to obtain new landfill sites or expand the permitted capacity of our landfills when necessary.

IN SOME AREAS IN WHICH WE OPERATE, SUITABLE LAND FOR NEW SITES OR EXPANSION OF EXISTING LANDFILL SITES MAY BE UNAVAILABLE

     Operating permits for landfills in states where we operate must generally be renewed at least every five years. It has become increasingly difficult and expensive to obtain required permits and approvals to build, operate and expand solid waste management facilities, including landfills and transfer stations. The process often takes several years, requires numerous hearings and compliance with zoning, environmental and other requirements and is resisted by citizen, public interest or other groups. We may not be able to obtain or maintain the permits we require to expand, and such permits may contain burdensome terms and conditions. Even when granted, final permits to expand are often not approved until the remaining permitted disposal capacity of a landfill is very low. Local laws and ordinances also may affect our ability to obtain permits to expand landfills. If we were to exhaust our permitted capacity at a landfill, our ability to expand internally would be limited, and we could be required to cap and close that landfill and forced to dispose of collected waste at more distant landfills or at landfills operated by our competitors. The resulting increased costs would materially and adversely affect our business and financial results.

OUR ACCRUALS FOR OUR LANDFILL CLOSURE AND POST-CLOSURE COSTS MAY BE INADEQUATE

     We may be required to pay closure and post-closure costs of landfills and any disposal facilities that we own or operate. We accrue for future closure and post-closure costs of our owned landfills, generally for a term of 30 years after final closure of a landfill, based on engineering estimates of consumption of permitted landfill airspace over the useful life of the

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landfill. Our obligations to pay closure or post-closure costs may exceed the amount we accrued and reserved and other amounts available from funds or reserves established to pay such costs. This could materially and adversely affect our business and financial results.

WE MAY INCUR ADDITIONAL CHARGES RELATED TO CAPITALIZED EXPENDITURES

     In accordance with generally accepted accounting principles, we capitalize some expenditures and advances relating to acquisitions, pending acquisitions and landfill development projects. As of June 30, 1999, we had no capitalized expenditures relating to landfill development projects and approximately $41,000 in capitalized expenditures relating to pending acquisitions. We expense indirect acquisition costs such as executive salaries, general corporate overhead, public affairs and other corporate services as we incur those costs. We charge against earnings any unamortized capitalized expenditures and advances (net of any amount that we estimate we will recover, through sale or otherwise) that relate to any operation that is permanently shut down, any pending acquisition that is not consummated and any landfill development project that we do not expect to complete. Therefore, Waste Connections may incur charges against earnings in future periods, which could materially and adversely affect our business and financial results.

FAILURE TO COMPLY WITH COVENANTS AND CONDITIONS OF OUR CREDIT FACILITY COULD ADVERSELY AFFECT OUR BUSINESS

     Our credit facility requires us to obtain the consent of the lending banks before acquiring any other business for more than $20 million in cash and assumed debt. If we are not able to obtain our banks' consent to acquisitions of this size, we may not be able to complete them, which could inhibit our growth. Our credit facility also contains financial covenants based on our current and projected financial condition after completing an acquisition. If we cannot satisfy these financial covenants on a pro forma basis after completing an acquisition, we would not be able to complete the acquisition without a waiver from our lending banks. Whether or not a waiver is needed, if the results of our future operations differ materially from what we expect, we may no longer be able to comply with the covenants in the credit facility. Our failure to comply with these covenants may result in a default under the credit facility, which would allow our lending banks to accelerate the date for repayment of debt incurred under the credit facility and materially and adversely affect our business and financial results.

FLUCTUATIONS IN PRICES FOR RECYCLED COMMODITIES MAY ADVERSELY AFFECT OUR OPERATING RESULTS

     We provide recycling services to some of our customers. The sale prices of and demand for recyclable waste products, particularly wastepaper, are frequently volatile and may adversely affect our operating results.

STOCKHOLDERS WILL EXPERIENCE DILUTION WHEN WE ISSUE ADDITIONAL SHARES OF OUR COMMON STOCK

     Investors will experience dilution when we issue common stock on the exercise of outstanding stock options and warrants or as consideration for acquisitions. We have registered 12,644,165 additional shares of common stock since our May 1998 initial public offering to be issued from time to time in connection with acquisitions and have issued 6,444,570 of these shares as of the date of this prospectus. When all of these shares have been issued, we expect to register additional shares of common stock for acquisitions in the future. We also issued an additional 3,999,307 shares of common stock in a follow-on public offering in February 1999, and we may make additional primary public offerings of our common stock in the future. These future issuances may cause additional dilution.

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PROVISIONS IN OUR CHARTER AND BYLAWS MAY DETER CHANGES IN CONTROL THAT COULD
BENEFIT OUR STOCKHOLDERS

     Certain provisions in our Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws, and in the Delaware General Corporation Law, may deter tender offers and hostile takeovers and delay or prevent changes in control or management of Waste Connections, including transactions in which stockholders might be paid more than current market prices for their shares. These provisions may also limit our stockholders' ability to approve transactions that they believe are in their best interests.

WE DO NOT INTEND TO PAY CASH DIVIDENDS ON THE COMMON STOCK

     We intend to retain all earnings to help fund the operation and expansion of our business. In addition, our credit facility prohibits us from paying cash dividends without the consent of our lenders.

FAILURE TO MAKE TIMELY YEAR 2000 MODIFICATIONS MAY AFFECT OUR OPERATIONS

     We will need to modify or replace portions of our software so that our computer systems will function properly with respect to dates in the year 2000 ("Year 2000") and afterwards. We expect to complete those modifications and upgrades during 1999 at a total cost of approximately $100,000. Additional acquisitions, depending on the size of the operation, could increase the budget required for Year 2000 modifications. We spent part of our Year 2000 budget on replacing our billing systems in Vancouver, Washington, Idaho Falls and Mountain Home, Idaho, Orem and Layton, Utah, and Madera and Amador, California. Because our operations rely primarily on mechanical systems such as trucks to collect solid waste, we do not expect our operations to be significantly affected by Year 2000 issues. Our customers may need to make Year 2000 modifications to software and hardware that they use to generate records, bills and payments relating to Waste Connections. We do not rely on vendors on a routine basis except for providers of disposal services. We take waste to a site and are normally billed based on tonnage disposed. We believe that if our disposal vendors encounter Year 2000 problems, they will convert to manual billing based on scale recordings until they resolve those issues.

     In assessing our exposure to Year 2000 issues, we believe our biggest challenges lie in the following areas: Year 2000 issues at our banks, large (typically municipal) customers and acquired businesses between the time we acquire them and the time we implement our own systems. We are obtaining Year 2000 compliance certifications from our vendors, banks and customers. If Waste Connections and our vendors, banks and customers do not complete required Year 2000 modifications on time, the Year 2000 issue could materially affect our operations. We believe, however, that in the most reasonably likely worst case, the effects of Year 2000 issues on our operations would be brief and small relative to our overall operations. We have not made a contingency plan to minimize operational problems if Waste Connections and our vendors, banks and customers do not timely complete all required Year 2000 modifications.

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                                USE OF PROCEEDS

     Waste Connection will not receive any of the proceeds from the sale of the shares offered by this prospectus. All proceeds from the sale of the shares offered by this prospectus will be for the accounts of the selling stockholders, as described below. See "Selling Stockholders" and "Plan of Distribution."

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                              SELLING STOCKHOLDERS

     The following table sets forth as of the date of this prospectus the name of each selling stockholder, the number of shares of common stock owned by each selling stockholder and the number of shares owned by each selling stockholder that may be offered for sale from time to time by this prospectus. Assuming the sale of all the common stock offered hereby, no selling stockholder will own any shares of our outstanding common stock after completion of this offering.

     The selling stockholders are former shareholders of businesses acquired by Waste Connections, who received shares of our common stock in connection with those acquisitions.

                                                              OWNERSHIP      NUMBER OF
                      NAME OF SELLING                         PRIOR TO      SHARES TO BE
                        STOCKHOLDER                           OFFERING    SOLD IN OFFERING
                      ---------------                         ---------   ----------------
Donald C. Kurtzer, Jr.(1)...................................   57,694          57,694
Robert W. Petersen(2).......................................   59,335          59,335
John J. Grasmick(3).........................................   46,883          46,883
Virginia L. Petersen(4).....................................   18,679          18,679
Stephen Ritter(5)...........................................   98,032          98,032
Daniel Ritter(6)............................................   98,032          98,032
Rick Johnson(7).............................................   78,080          78,080
Doug Luth(8)................................................   78,080          78,080

---------------
(1) Prior President, Vice President and Treasurer and current employee of Omega Systems, Inc. ("Omega"). We acquired the stock of Omega on June 30, 1999.

(2) Prior President and Treasurer of Nebraska Ecology Systems, Inc. ("NES") and The Garbage Company, a Corporation ("Garbage Company"), prior Vice President and
 Secretary of G&P Development, Inc. ("G&P") and currently a consultant to Waste Connections, Inc. We acquired the stock of NES, G&P and The Garbage Company on June 30, 1999.

(3) Prior President of G&P.

(4) Prior Vice President and Secretary of NES and The Garbage Company.

(5) Prior Secretary and Treasurer of Ritter's Sanitary Service, Inc. ("Ritter's"). Current Site Manager of Ritter's Marshall, Minnesota facility. We acquired the stock of Ritter's on March 30, 1999.

(6) Prior President of Ritter's and current Site Manager of Ritter's Marshall, Minnesota facility.

(7) Prior President of Central Waste Disposal, Inc. ("Central") and Cen-San, Inc. ("Cen") and current Operations Manager of Central's Grand Island, Nebraska
 facility. We acquired the stock of Central and Cen on June 25, 1999.

(8) Prior Secretary and Treasurer of Central and Cen and current Operations Manager of Central's Grand Island, Nebraska facility

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                              PLAN OF DISTRIBUTION

     We have prepared this prospectus, as amended or supplemented if appropriate, for use by certain persons who received shares of our common stock in acquisitions and who desire to sell those shares. This prospectus is also for use by the successors of those stockholders, including donees and pledgees who may sell shares they receive from the selling stockholders after the date of this prospectus. We will not receive any of the proceeds from any such sales by the selling stockholders or their successors.

     Selling stockholders may sell the shares in transactions on the Nasdaq National Market or on a securities exchange on which our common stock is then listed, in negotiated transactions or otherwise, at market prices or at negotiated prices. Selling stockholders may sell the shares in transactions involving broker-dealers, who may act as agents and/or acquire shares as principals. Broker-dealers who participate in such transactions as agents may receive commissions from selling stockholders (and, if they act as agents for the purchasers of such shares, from such purchasers). Participating broker-dealers may agree with selling stockholders to sell a specified number of shares at a stipulated price per share and, to the extent they are unable to do so acting as agents for the selling stockholders, to purchase as principals any unsold shares at the price required to fulfill their commitments to the selling stockholders. Selling stockholders may also sell shares in privately negotiated transactions.

     The selling stockholders may also sell shares by or through other broker-dealers in special offerings, exchange distributions or secondary distributions pursuant to the rules of the Nasdaq National Market or on a securities exchange on which our common stock is then listed. They may pay brokerage commissions in excess of the customary commission prescribed by the rules of such securities exchange. In certain secondary distributions, a discount or concession from the offering price may be allowed in participating broker-dealers in excess of such customary commission. Broker-dealers who acquire shares as principals may subsequently resell those shares in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers) on the Nasdaq National Market or on a securities exchange on which our common stock is then listed, in negotiated transactions or otherwise, at market prices or at negotiated prices. In connection with such resales, the broker-dealers may pay to or receive commissions from the purchasers of such shares.

     Any commissions paid or concessions allowed to any broker-dealer and, if any broker-dealer purchases such shares as principal, any profits received on the resale of such shares, may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. We may amend or supplement this prospectus from time to time to describe a specific plan of distribution, if required by law.

     In connection with distributions of the shares offered hereby or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, those broker-dealers or other financial institutions may engage in short sales of our securities in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also sell shares of our common stock short and deliver the shares offered hereby to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to such broker-dealers or financial institutions of shares offered hereby, which shares such broker-dealer or financial institution may resell pursuant to this prospectus (as supplemented or amended, if required, to reflect such transaction). The selling stockholders may also pledge the shares offered hereby to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution may sell the pledged shares pursuant to this prospectus (as supplemented or amended, if required, to reflect such transaction). In addition, any shares offered hereby that qualify for sale pursuant to Rule 144 may, at the selling stockholder's option, be sold under Rule 144 rather than pursuant to this prospectus.

     If a selling stockholder notifies us of an arrangement with a broker-dealer to sell shares through a block trade, special offering, exchange distribution or secondary distribution, we will file a prospectus supplement, if required pursuant to Rule 424 under the Securities Act of 1933. The prospectus supplement will set forth the name of the selling stockholder and the participating broker-dealer, the number of shares involved, the price at which those shares were sold, any commissions paid or discounts or concessions allowed to such broker-dealer, that such broker-dealer did not conduct any investigation to verify the information in this prospectus, and other material facts.

     Each selling stockholder may indemnify any broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act of 1933.

     To comply with the securities laws of certain states, if applicable, the shares offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares offered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of the shares offered hereby in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus available to the selling stockholders and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares offered hereby.

     We will pay printing, certain legal, filing and other similar expenses of this offering. Selling stockholders will bear all other expenses of this offering, including any brokerage fees, underwriting discounts or commissions, and stock transfer taxes.

     We cannot guarantee that the selling stockholders will sell all or any of the shares.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the SEC's public reference rooms in Washington, D.C., Chicago, Illinois and New York, New York. Please call the SEC at 1-800-732-0330 for more information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the web site that the SEC maintains at "http://www.sec.gov." Our common stock is listed on the Nasdaq National Market, and you may also inspect and copy our SEC filings at the offices of the National Association of Securities Dealers, Inc. located at 1735 K Street, N.W., Washington, D.C. 20549.

     This prospectus is part of a registration statement on Form S-3 that we have filed with the SEC under the Securities Act of 1933. This prospectus omits part of the registration statement, as permitted by the rules and regulations of the SEC. You may inspect and copy the registration statement, including exhibits, at the SEC's public reference rooms or from its web site. Our statements in this prospectus about the contents of any contract or other document are not necessarily complete. You should refer to the copies of the documents filed as exhibits to the registration statement for complete information.

                           INCORPORATION BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of this offering:

           A.  Annual Report on Form 10-K for the year ended December 31, 1998.

           B. Quarterly Report on Form 10-Q/A for the quarter ended September 30, 1998.

           C.  Quarterly Report on Form 10-Q for the quarter ended March 31,
               1999.

           D. Quarterly Report on Form 10-Q/A for the quarter ended March 31, 1999.

           E.  Quarterly Report on Form 10-Q for the quarter ended June 30,
               1999.

           F.  Report on Form 8-K/A filed July 16, 1998.

           G.  Report on Form 8-K/A filed September 11, 1998.

           H.  Report on Form 8-K filed January 5, 1999.

           I.  Report on Form 8-K filed January 13, 1999.

           J.  Report on Form 8-K filed February 2, 1999.

           K.  Report on Form 8-K/A filed April 5, 1999.

           L.  Report on Form 8-K filed April 14, 1999.

          M.  Report on Form 8-K/A filed April 29, 1999.

           N.  Report on Form 8-K filed May 7, 1999.

           O.  Report on Form 8-K/A filed July 15, 1999.

           P.  Report on Form 8-K filed August 5, 1999.

           Q.  Report on Form 8-K filed August 25, 1999.

           R.  Report on Form 8-K filed August 31, 1999.

           S.  Report on Form 8-K/A filed September 2, 1999.

           T.  Report on Form 8-K filed September 15, 1999.

           U. The description of our common stock contained in our registration statement on Form 8-A, File No. 0-23981, filed under the Securities Exchange Act of 1934.

     You may request a copy of these filings at no cost, by writing or telephoning the office of Steven F. Bouck, Waste Connections, Inc., 2260 Douglas Boulevard, Suite 280, Roseville, California 95661, telephone (916) 772-2221.

     You should rely only on the information incorporated by reference or provided in this prospectus and the registration statement. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

                                 LEGAL MATTERS

     Shartsis, Friese & Ginsburg LLP, San Francisco, California, has issued an opinion on the validity of the common stock we are offering. Certain partners and associate attorneys of Shartsis, Friese & Ginsburg LLP own an aggregate of 3,400 shares of our common stock. Certain statements pertaining to our G certificates awarded by the WUTC that appear in this prospectus will be passed upon for us by Williams, Kastner & Gibbs PLLC, Seattle, Washington.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited our financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 1998, our restated financial statements and schedules included in our Current Reports on Form 8-K filed August 5, 1999 and September 15, 1999 (which give retroactive effect to poolings-of-interests consummated through March 31, 1999 and June 30, 1999, respectively), the combined financial statements of the Murrey Companies included in our Current Reports on Form 8-K and Form 8-K/A filed February 2, 1999 and April 5, 1999, respectively, and the financial statements of Arrow Sanitary Service, Inc. included in our Current Report on Form 8-K/A filed July 16, 1998, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Such financial statements and schedules are incorporated by reference in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

     Perkins & Company, P.C., independent auditors, have audited the combined financial statements of Columbia Resource Co., L.P. and Finley-Buttes Limited Partnership included in our Current Report on Form 8-K/A filed April 29, 1999, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Such financial statements are incorporated by reference in reliance on Perkins & Company, P.C.'s report, given on their authority as experts in accounting and auditing.

     Grant Thornton LLP, independent certified public accountants, have audited the financial statements of Shrader Refuse and Recycling Company included in our Current Report on Form 8-K/A filed September 11, 1998, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Such financial statements are incorporated by reference in reliance on Grant Thornton LLP's report, given on their authority as experts in accounting and auditing.

     PricewaterhouseCoopers LLP, independent accountants, have audited the combined financial statements of International Environmental Industries, Inc. and subsidiary and JOS Enterprises Ltd. included in our Current Report on Form 8-K/A dated August 11, 1999 and filed September 2, 1999, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Such financial statements are incorporated by reference in reliance on PricewaterhouseCoopers LLP's report, given on their authority as experts in accounting and auditing.

YOU SHOULD RELY ONLY ON THE INFORMATION IN THIS PROSPECTUS. WASTE CONNECTIONS HAS NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL, AND IT DOES NOT SEEK AN OFFER TO BUY, THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. THE INFORMATION IN THIS PROSPECTUS IS CORRECT ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF WHEN THIS PROSPECTUS IS DELIVERED OR THESE SECURITIES ARE SOLD.

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary....................    3
Risk Factors..........................    4
Use of Proceeds.......................   11
Selling Stockholders..................   12
Plan of Distribution..................   13
Where You Can Find More
  Information.........................   15
Incorporation by Reference............   15
Legal Matters.........................   16
Experts...............................   16

[LOGO]

534,815 SHARES

COMMON STOCK
Prospectus

September 28, 1999